EXHIBIT 23.11

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated May 12, 2004, with respect to the consolidated financial statements of Macquarie Airports North America, Inc. included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-116244) and related Prospectus of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC for the registration of shares representing beneficial interests in Macquarie Infrastructure Company Trust and LLC interests of Macquarie Infrastructure Company LLC.

/s/ Ernst & Young LLP
Baltimore, Maryland
November 15, 2004